Exhibit 99.1

NETLIST APPOINTS BLAKE A. WELCHER

TO BOARD OF DIRECTORS

IRVINE, CA — August 20, 2013 - Netlist, Inc. (NASDAQ: NLST), a leading provider of high performance memory solutions for the cloud computing and storage markets, today announced that Blake A. Welcher has been appointed to the Company’s Board of Directors.

Welcher brings more than 19 years of industry experience to Netlist’s Board of Directors. He has an extensive background in worldwide licensing operations, corporate governance, risk management, intellectual property and legal affairs. He has served as Executive Vice President, General Counsel and Corporate Secretary of DTS, Inc., a NASDAQ public company, since November 2003, and as a member of the Company’s executive team since March 2000. As General Counsel, Intellectual Property, at DTS, he manages the licensing operations and was instrumental in building key assets that have led to DTS’ success.  He leads the Company’s legal licensing functions, collaborates with key partners and works to establish DTS, Inc. as a global name in consumer electronics.

“We are delighted to have Blake join our Board of Directors,” said C.K. Hong, Chairman and Chief Executive Officer of Netlist. “He brings extensive experience in intellectual property and licensing which will benefit Netlist as we continue to execute on our IP monetization strategy.”

Welcher holds a bachelor’s degree in Aeronautical Engineering from California Polytechnic State University at San Luis Obispo, a Juris Doctorate and Masters of Intellectual Property degree from Franklin Pierce Law Center and is a US licensed Patent Attorney.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud®, a patented memory technology that breaks traditional performance barriers, NVvault™ and EXPRESSvault™ family of products that significantly accelerate system performance and provide mission critical fault tolerance, and a broad portfolio of industrial Flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China. Learn more at www.netlist.com.

# # #

For more information, please contact:

Brainerd Communicators, Inc.

Aakash Mehta/Mike Smargiassi

NLST@braincomm.com

(212) 986-6667